Exhibit 4.3

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

Description of Capital Stock

As of December 31, 2019, Velocity Financial, Inc., a Delaware corporation (the “Company,” “we,” “our,” or “us”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share (our “common stock”). The following summary includes a brief description of our common stock, as well as certain related additional information. The summary is not complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein.

Capitalization

Pursuant to our certificate of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share (our “preferred stock”). All of our outstanding shares of common stock are fully paid and nonassessable.

As of December 31, 2019, we had no outstanding shares of preferred stock Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions of such series of preferred stock without stockholder approval unless required by law or the New York Stock Exchange.

Voting

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Liquidation Rights

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock are entitled to receive pro rata our remaining assets available for distribution.

Dividend Rights

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to the rights of the holders of our preferred stock.

Amendments to Bylaws.

Our certificate of incorporation provides that our board of directors is permitted to alter, amend, repeal and rescind, in whole or in part, our bylaws without the assent or vote of our stockholders in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation. Our bylaws provide that our bylaws may be altered, amended, repealed and rescinded, in whole or in part, by our board of directors without the assent of the stockholders. In addition, our stockholders may alter, amend, repeal or rescind, in whole or in part, any provision of our bylaws upon a the affirmative vote of a majority of our outstanding capital stock entitled to vote thereon.

Other Rights

Our common stock has no conversion rights, sinking fund provisions, redemption provisions or preemptive rights.

Certain Anti-Takeover Effects

Certain provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws summarized in the paragraphs above and in the following paragraphs may have an anti-takeover effect. In other words, such provisions could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for the shares held by such stockholder. Such provisions of our certificate of incorporation and bylaws include: the ability to of board of directors to issue preferred stock on terms that could discourage, delay or prevent a change of control of our company or the removal of our management; the inability of our stockholders to call a special meeting of stockholders, except as required by law; the inability of stockholders to take action by written consent; and certain limitations on the ability of stockholders to nominate directors.

While we have opted out of Section 203 of the DGCL, our certificate of incorporation contains similar provisions providing that we may not engage in certain business combinations with any “interested stockholders” for a three-year period following the time that the stockholder became an interested stockholder, unless certain board of director or stockholder approvals are obtained or certain other conditions are met. Subject to certain exceptions, an “interested stockholder” is any person (except Snow Phipps Group LLC or any of its affiliates or any group of which they are a part) who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Exclusive Forum

Our certificate of incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company,  (2) action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of our company to our company or our company’s stockholders, creditors or other constituents, (3) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws or (4) action asserting a claim against our company or any director or officer of our company governed by the internal affairs doctrine. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.

Listing

Our common stock is listed on The New York Stock Exchange under the symbol “VEL.”